Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the reference of our firm under the caption "Experts" in the Registration Statement on Form S-4 (No. 333- ) of Capital Trust, Inc. and
Subsidiaries (f/k/a California Real Estate Investment Trust) and to the inclusion of our report dated February 14, 1998 in Annex F to the proxy statement/prospectus to be filed as part of the Registration Statement, with respect to the consolidated balance sheet of Capital Trust and Subsidiaries (f/k/a California Real Estate Investment Trust) as of December 31, 1996 and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 1996 and 1995.



                                           /s/  Coopers & Lybrand LLP



San Francisco, California
May 13, 1998